(UNIFI LOGO--
                             QUALITY THROUGH PRIDE)
                           7201 West Friendly Avenue
                       Greensboro, North Carolina 27410

                                                             September 21, 1999


TO THE SHAREHOLDERS OF
 UNIFI, INC.

     The Annual Meeting of the Shareholders of your Company will be held at 10:00 A.M. on Thursday, October 21, 1999, at the Company's Plant T-5 facility located at 1641 Shacktown Road, in Yadkinville, North Carolina. The Notice of the Annual Meeting and the Proxy Statement containing detailed information about the business to be transacted at the meeting, as well as a form of proxy, are enclosed.

     Detailed information relating to the Company's activities and operating performance is contained in our 1999 Annual Report on Form 10-K, which is also enclosed.

     You are cordially invited to attend the Annual Meeting of the Shareholders in person. We would appreciate your signing and returning your proxy in the enclosed postage-paid return envelope so that your shares can be voted in the event you are unable to attend the meeting. Your proxy will be returned to you if you are present at the meeting and so request.

                                        Sincerely,


                                        /s/ G. ALLEN MEBANE
                                        G. ALLEN MEBANE, IV
                                        CHAIRMAN OF THE BOARD OF DIRECTORS

                                  (UNIFI LOGO--
                             QUALITY THROUGH PRIDE)
                           7201 West Friendly Avenue
                       Greensboro, North Carolina 27410


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON OCTOBER 21, 1999

TO THE SHAREHOLDERS OF UNIFI, INC.:

     The Annual Meeting of the Shareholders of Unifi, Inc. will be held at the corporation's Plant T-5 facility at 1641 Shacktown Road, in Yadkinville, North Carolina, on Thursday, October 21, 1999, at 10:00 A.M. Eastern Daylight Savings Time, for the following purposes:

    1. To elect as directors of the corporation those nominees listed in the accompanying Proxy Statement;

    2. To approve the 1999 Unifi, Inc. Long-Term Incentive Plan;

    3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors, under the provisions of the Bylaws, has fixed the close of business on September 13, 1999, as the record date for determination of Shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. The transfer books of the Corporation will not be closed.

     YOUR VOTE IS IMPORTANT and the Board of Directors would appreciate your signing and returning the accompanying proxy card promptly. A proxy may be revoked by the Shareholder at any time before it is exercised.

                                  BY ORDER OF THE BOARD OF DIRECTORS:

                                  /s/ CLIFFORD FRAZIER, JR.
                                  CLIFFORD FRAZIER, JR.
                                     SECRETARY

Greensboro, North Carolina
September 21, 1999

                                  (UNIFI LOGO--
                             QUALITY THROUGH PRIDE)
                           7201 West Friendly Avenue
                       Greensboro, North Carolina 27410


                                PROXY STATEMENT


                            SOLICITATION OF PROXIES

     This solicitation of the enclosed proxy is made by the Board of Directors (the "Board") of Unifi, Inc. (the "Company") for use at the Annual Meeting of the Shareholders to be held Thursday, October 21, 1999, at 10:00 A.M. Eastern Daylight Savings Time, at the Company's Plant T-5 facility located on 1641 Shacktown Road in Yadkinville, North Carolina, or at any adjournment or adjournments thereof. This statement and the form proxy will first be mailed to the shareholders entitled to notice of the Annual Meeting on or about September 21, 1999.

     The expense of this solicitation will be borne by the Company. Solicitations of proxies may be made in person, by mail or other telephone, telegraph or electronic means by directors, officers and regular employees of the Company who will not be specifically compensated in such regard. In addition, the Company has retained D. F. King & Company to assist in the solicitation of proxies and will pay such firm a fee estimated not to exceed $6,500 plus reimbursement of expenses. Arrangements will be made with brokers, nominees and fiduciaries to send proxies and proxy materials, at the Company's expense, to their principals.

     The Company's common stock, par value $.10 per share (common stock) is the only type of stock of the Company. Shareholders of record, as of the close of business on September 13, 1999, will be entitled to notice of and to vote at the meeting or any adjournment thereof. On August 13, 1999, the Company had outstanding approximately 59,548,652 shares of its common stock. Each share of the Company's common stock entitles the holder to one vote with respect to all matters coming before the meeting and all of such shares vote as a single class.

     All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made with respect to the matter to be acted upon, the shares represented by the proxies will be voted in favor of Proposal No. 1, the election as directors of those nominees named in this proxy statement; and in favor of Proposal No. 2, the approval of the 1999 Long-Term Incentive Plan, a copy of which is attached to this Proxy Statement as Exhibit "A". IF THE ENCLOSED FORM OF PROXY IS EXECUTED AND RETURNED IT MAY, NEVERTHELESS, BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY OR BY THE SHAREHOLDER PERSONALLY ATTENDING AND VOTING HIS OR HER SHARES AT THE MEETING.


                               VOTING OF SHARES

     The holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy at this meeting, will constitute a quorum for the transaction of business. New York law and the Company's By-Laws require the presence of a quorum at Annual Meetings. Votes withheld from director nominees and abstentions are counted as present for purposes of determining a quorum.

     Each share represented is entitled to one vote on all matters properly brought before the meeting. Please specify your choice by marking the appropriate boxes on the enclosed proxy card and signing it. Directors shall be elected by a plurality of the votes cast by the shareholders at a meeting in which a quorum was present. Therefore, shares not voted and broker non-votes will have no affect on the election of directors. Abstention or broker non-votes will have the same affect as a vote against the approval of the 1999 Long-Term Incentive Plan (Proposal No. 2), as this proposal requires the affirmative vote of a majority of the votes cast in favor of or against such action by the shareholders entitled to vote thereon.

              INFORMATION RELATING TO PRINCIPAL SECURITY HOLDERS

     The following table sets forth information, as of August 13, 1999, with respect to each person known or believed by the Company to be the beneficial owner, having sole voting and/or investment power (other than as set forth below) of more than five percent (5%) of the Company's common stock and the Company's directors and officers as a group.



NAME AND ADDRESS OF MORE                        AMOUNT AND NATURE     PERCENT OF
  THAN 5% OWNERS                               BENEFICIALLY OWNED       CLASS
-------------------------------------------   --------------------   -----------
FMR Corp. (a)                                      5,672,400             9.42%
82 Devonshire Street
Boston, MA 02109
Wachovia Corporation (b)                           3,702,315             6.10%
P.O. Box 3099 MC 32121
Winston-Salem, NC 27150
AMVESCAP PLC                                       7,400,010            12.06%
11 Devonshire Square
London, EC2M 4YR (c)
AXA and Equitable Companies Incorporated,          6,291,545            10.40%
and their respective subsidiaries,
1290 Avenue of the Americas
New York, NY 10104 (d)
All Directors and Executive                        2,228,644             3.65%
Officers and Nominees for Directors,
as a group on August 13, 1999 (e)

----------
(a) As indicated in its Schedule 13G, dated May 10, 1999, by FMR Corp, a holding company and its subsidiaries, held sole power to dispose or to direct the disposition of 5,672,400 shares and sole voting power with respect to 479,500 shares.

(b) As indicated in its Schedule 13G, dated February 10, 1999, Wachovia Corporation and its wholly-owned subsidiary Wachovia Bank, N.A., as Trustee, may be deemed to beneficially own 3,702,315 shares by virtue of having sole voting power over 2,522,184 shares, shared voting power over 1,118,594 shares, sole dispositive power over 2,869,846 shares, and shared dispositive power over 824,982 shares.

(c) As indicated in its Schedule 13G, dated February 10, 1999, AMVESCAP, PLC, a holding company and its subsidiaries, held shared voting power over 7,400,010 shares and shared dispositive power over 7,400,010 shares.

(d) As indicated in its Schedule 13G, dated March 31, 1999, AXA, a holding company and its subsidiaries, and Equitable Companies Incorporated, a holding company and its subsidiaries, under a joint filing agreement, held sole voting power over 2,225,245 shares, shared voting power over 3,773,600 shares, sole dispositive power over 6,236,676 shares, and shared dispositive power over 54,869 shares.

(e) This amount includes the 1,239,147 shares of the common stock of the Company which could be acquired through the exercise of stock options within sixty (60) days after August 13, 1999. Additional information regarding stock options is provided on pages 10-12.

     Cede & Co. , as of August 13, 1999, the nominee of the Depository Trust Company, New York, New York, which provides custodial service for various institutions such as banks and brokerage firms, was the record holder of 52,837,634 shares of the Company's common stock representing 88.73% of the outstanding shares of said stock. The Company does not believe that any of these shares were owned beneficially by Cede & Co.

     The definition of "beneficial ownership" referred to herein is that the owner listed has either the voting or investment power, or both, alone or shared with others over the number of shares shown, and options beneficially owned under Rule 13d-3.

                             ELECTION OF DIRECTORS

GENERAL INFORMATION --

     The Board of Directors at its regular meeting on July 22, 1999, amended the Bylaws of the Company to increase the number of directors from 10 to 11. The directors are divided into three classes; Class 1 consists of four (4) directors; Class 2 consisting of three (3) directors; and Class 3 consisting of four (4) directors. The term of each class is staggered so that the term of one class expires at each Annual Meeting of the Shareholders. A director shall hold office until the Annual Meeting for the year in which his term expires and until his successor shall be elected and qualified, subject to his prior death, resignation, retirement or removal from office.

     William T. Kretzer, a Class 3 director, resigned as of 5:00 o'clock p.m. on January 31, 1999. The Board of Directors elected Brian R. Parke to serve as a Class 3 director, effective July 22, 1999 until the 1999 Annual Meeting of the Shareholders, when he will stand for re-election and Sir Richard Greenbury was elected to serve as a Class 1 director, effective July 22, 1999 until the 1999 Annual Meeting of the Shareholders, when he will stand for re-election.

     The term of office of the current directors serving as Class 2 directors will expire at this annual meeting and, except as otherwise indicated below, the term of office for the current directors serving in Class 3 and Class 1 will expire at the 2000 and 2001 Annual Meetings of the Shareholders, respectively, in each case, until their successors are elected and qualified.

     All the nominees for election are presently serving and have consented to be named in this proxy statement and to serve, if elected. If for any reason any of the nominees should not be a candidate for election at the time of the meeting, the proxy will be voted for substitute nominees designated by the Board of Directors. The Board does not anticipate that any of the nominees will be unavailable. The nominees and directors continuing in office will normally hold office until the Annual Meeting of the shareholders in the year indicated.


     Listed below are the names of the three nominees to serve as Class 2 directors, the nominee to serve as a Class 3 director and the nominee to serve as a Class 1 director, and the six incumbent directors who will be continuing in office following this meeting, together with: 1) their ages; 2) their principle occupation during the past five years; 3) any other directorships they hold with companies having securities registered under the Securities and Exchange Act of 1934 (the "1934 Act"); 4) the years during which their consecutive terms as directors of the Company first commenced; 5) the number of beneficially owned shares of common stock of the Company for each director and nominee, being set forth on the table beginning on page 5.


                      NOMINEES FOR ELECTION AS DIRECTORS


CLASS 2 DIRECTORS -- NOMINEES FOR ELECTION TO TERMS EXPIRING THE 2002 ANNUAL
MEETING:

     CHARLES R. CARTER, (67), RETIRED MINISTER OF THE FOREST HILLS PRESBYTERIAN CHURCH, HIGH POINT, NORTH CAROLINA, WHICH POSITION HE HELD FROM 1967 TO 1997. He has been a Director of the Company since 1982, and is a member of the Audit Committee and Compensation Committee.

     JERRY W. ELLER, (59), EXECUTIVE VICE PRESIDENT OF UNIFI, INC., YADKINVILLE, NORTH CAROLINA. He has been an Executive Officer of the Company since 1981, a Director of the Company since 1985, and is a member of the Executive Committee.

     KENNETH G. LANGONE, (64), AN INVESTMENT BANKER, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF INVEMED ASSOCIATES, INC., AN INVESTMENT BANKING FIRM, NEW YORK, NEW YORK, SINCE 1974. He is a Director of GE, DBT Online, Inc., The Home Depot, Inc., and TRICON Global Restaurants. He has been a Director of the Company since 1969, and is a member of the Compensation Committee.


CLASS 3 DIRECTOR -- NOMINEE FOR ELECTION TO TERM EXPIRING 2000:

     BRIAN R. PARKE, (51), PRESIDENT AND CHIEF OPERATING OFFICER OF UNIFI, INC., GREENSBORO, NORTH CAROLINA. He became an employee of the Company in 1984, served as President of Unifi Textured Yarns Europe (UTYE) in Ireland from October 1997 until January 21, 1999, when he became President and Chief Operating Officer of the Company and was appointed a director of the Company by the Board of Directors in July 1999.

CLASS 1 DIRECTOR -- NOMINEE FOR ELECTION TO TERM EXPIRING 2001:

     SIR RICHARD GREENBURY, (63), HAS BEEN AN OFFICER AND DIRECTOR OF MARKS AND SPENCER PLC, LONDON, ENGLAND, A GLOBAL RETAIL FIRM, SINCE 1986 AND CHIEF EXECUTIVE OFFICER OF SAID COMPANY SINCE APRIL 1991. He has been a Non-Executive Director of Lloyds Bank Plc from 1992 through 1997, is a Non-Executive Director of Zeneca Plc from 1993, and was appointed a director of the Company by the Board of Directors in July 1999.


                   ENCUMBERED DIRECTORS REMAINING IN OFFICE


CLASS 3 DIRECTORS -- TERMS EXPIRING IN 2000:

     G. ALLEN MEBANE, (70), IS CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER OF UNIFI, INC., GREENSBORO, NORTH CAROLINA. He was co-founder of the Company in 1971, has been a member of the Board of Directors since said date and became Chairman of the Board in 1977. He served as President and Chief Executive Officer of the Company from 1971 until 1985 and in January 1999 was again elected as Chief Executive Officer. He is a member of the Executive Committee (Chair).

     J.B. DAVIS, (55), IS PRESIDENT AND CHIEF EXECUTIVE OFFICER OF KLAUSSNER-FURNITURE INDUSTRIES, INC., ASHEBORO, NORTH CAROLINA. He has been an Executive Officer and Director of Klaussner Furniture Industries, Inc. since February 1970 and was elected as President and Chief Executive Officer in 1981. He was elected by the Board of Directors of this Company as a director on July 18, 1996, and by the shareholders of the Company at their Annual Meeting on October 24, 1996.

     R. WILEY BOURNE, JR., (62), VICE-CHAIRMAN AND EXECUTIVE VICE PRESIDENT OF EASTMAN CHEMICAL COMPANY, KINGSPORT, TENNESSEE. He is a member of the Board of Trustees and Executive Committee of the United States Council for International Business, serves on the boards of the American Industrial Health Council, East Tennessee State University Foundation, Massachusetts Institute of Technology, and the Advisory Board of First Tennessee Bank. He is also a member of the Society of Chemical Industry. He was elected a director of the Company by its Board of Directors, effective July 16, 1997 and by the shareholders on October 23, 1997, and is a member of the Audit Committee.


CLASS 1 DIRECTORS -- TERMS EXPIRING IN 2001:

     DONALD F. ORR, (56), IS CHAIRMAN OF SWEET PEA CAPITAL, GREENSBORO, NORTH CAROLINA, AN INVESTMENT CAPITAL FIRM, WHICH WAS FORMED IN NOVEMBER, 1978. He has been a Director of the Company since 1988, and is a member of the Company's Audit Committee (Chair) and Compensation Committee (Chair).

     ROBERT A. WARD, (59), UNIFI, INC., GREENSBORO, NORTH CAROLINA. He was an Executive Officer from 1971 to 1996, served on various committees of the Board and has been a Director of the Company since 1971.

     G. ALFRED WEBSTER, (51), EXECUTIVE VICE PRESIDENT OF UNIFI, INC., GREENSBORO, NORTH CAROLINA. He has been an Executive Officer of the Company since 1985, a Director since 1986, and is a member of the Executive Committee.

                        SECURITY HOLDING OF DIRECTORS,
                        NOMINEES AND EXECUTIVE OFFICERS

                                                          AMOUNT AND NATURE OF     PERCENTAGE OF
DIRECTORS/OFFICERS                                      BENEFICIAL OWNERSHIP (1)     OWNERSHIP
------------------------------------------------------ -------------------------- --------------
    G. Allen Mebane (3)                                           848,805              1.39
    Brian R. Parke (4)                                            134,999                 (2)
    Jerry W. Eller (5)                                            152,227                 (2)
    G. Alfred Webster (6)                                         272,099                 (2)
    Charles R. Carter (7)                                          48,834                 (2)
    Kenneth G. Langone (8)                                        288,333                 (2)
    Donald F. Orr (9)                                             179,697                 (2)
    Robert A. Ward (10)                                           196,250                 (2)
    R. Wiley Bourne, Jr. (11)                                      14,653                 (2)
    J. B. Davis (12)                                               23,333                 (2)
    Sir Richard Greenbury                                              --                 --
    Willis C. Moore, III (13)                                      69,414                 (2)
    All Directors and Executive Officers and Nominees
    for Directors [12 persons] (14)                             2,228,644                3.65

----------
(1) All shares are owned directly and with sole voting and dispositive power, except as otherwise noted. Ownership is as of August 13, 1999.

(2)  Represents less than one percent (1%) of the Company's common stock.

(3) Includes 554,856 shares that he has a right to purchase under presently exercisable stock options granted to him by the Company, which shares may be determined to be beneficially owned by him; and 76,125 shares owned by his wife over which he has voting rights but disclaims any other beneficial ownership.

(4) Includes 134,999 shares that he has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be determined to be beneficially owned by him.

(5) Includes 141,145 shares that he has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be determined to be beneficially owned by him.

(6) Includes 136,829 shares that he has the right to purchase under presently exercisable stock options granted to him by the Company and 39,357 shares held in trust for the benefit of his children, which shares may be determined to be beneficially owned by him.

(7) Includes 28,333 shares that he has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be determined to be beneficially owned by him.

(8) Includes 3,333 shares that he has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be determined to be beneficially owned by him and 135,000 shares owned by Invemed Associates, Inc., in which Mr. Langone owns 81%, which shares may be determined to be beneficially owned by him.

(9) Includes 28,333 shares that he has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be determined to be beneficially owned by him, and 3,950 shares owned by the Orr Family Trust over which he has voting power, which shares may be determined to be beneficially owned by him.

(10) Includes 119,239 shares that he has the right to purchase under presently exercisable stock options granted to him by the Company and 77,011 shares owned jointly with his wife, which shares may be determined to be beneficially owned by him.

(11) Includes 13,333 shares that he has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be determined to be beneficially owned by him.

(12) Includes 13,333 shares that he has the right to purchase under presently exercisable stock options granted to him by the Company and 10,000 shares held by North Carolina Trust Company over which he has sole voting and dispositive power, which shares may be determined to be beneficially owned by him.

(13) Includes 65,414 shares that he has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be determined to be beneficially owned by him.

(14) Includes 1,239,147 shares that they have the right to purchase within sixty (60) days after August 13, 1998, under presently exercisable stock options granted to them by the Company, which shares may be determined to be beneficially owned by them.


                            DIRECTORS' COMPENSATION

     Each director who is not an employee of the Company was paid, for serving on the Board during fiscal year ended June 27, 1999, a retainer at the rate of $24,000 per annum and an additional $1,000 for each meeting of the Board of Directors attended, as well as being reimbursed for reasonable expenses incurred in attending said meetings. Directors who are employees of the Company are paid an attendance fee of $1,000 for each meeting of the Board attended.


                     COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has three (3) standing committees: the EXECUTIVE COMMITTEE, the COMPENSATION COMMITTEE, and the AUDIT COMMITTEE. The EXECUTIVE COMMITTEE (composed of Messrs. Mebane, Eller, and Webster) met regularly during the year. The COMPENSATION COMMITTEE (composed of Messrs. Carter, Langone, and
Orr) met twice during the year. The AUDIT COMMITTEE (composed of Messrs. Orr, Carter, Ward and Bourne) met twice during the year.

     The Board of Directors has no Nominating Committee; however, in relation to nominations, the EXECUTIVE COMMITTEE recommends to the Board nominees for election as directors. The EXECUTIVE COMMITTEE will consider those recommendations by shareholders which are submitted with biographical and business experience information to the Committee Chairman, in compliance with the Shareholder Proposals provision, hereinafter set forth.

     The EXECUTIVE COMMITTEE has, except to the extent prohibited by the Business Corporation Law of the State of New York, all the powers of the Board in the management of the Company. All important actions taken by the EXECUTIVE COMMITTEE are required to be reported to the Board at the meeting next succeeding such action. The EXECUTIVE COMMITTEE, as noted in the preceding paragraph, makes recommendations of nominees for directors to the Board.

     The COMPENSATION COMMITTEE's duties include, reviewing and recommending compensation of principal officers, salary policy, benefit programs, compensation for outside directors, future objectives and goals of the Company, and recommending and approving the granting of options to eligible persons under the Company's incentive and non-qualified stock option plans.

     The AUDIT COMMITTEE's function is to be aware of the financial reporting procedures of the Company, review with the independent auditors the plans and results of the audit engagement, and to investigate when called upon and recommend such changes as deemed desirable to the Board. The control over the financial reports of the Company is the function of Management and the objective of this committee is to act as liaison with the Board in a recommendation capacity.

     The Board of Directors met four (4) times during fiscal year 1999. All directors attended at least seventy-five percent (75%) of the meetings of the Board and the Committees of the Board during the period in which they served as a director or a committee member.


                     COMPENSATION COMMITTEE INTERLOCKS AND
                INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Mr. Langone is a director, controlling stockholder, and Chairman of the Executive Committee of Salem National Corporation. In fiscal year 1999, the Company paid Salem Leasing Corporation, a wholly-owned subsidiary of Salem National Corporation, $3,707,633 on leases of tractors and trailers, and for services thereto. The terms of the Company's lease with Salem Leasing Corporation are, in Management's opinion, no less favorable than the Company would have been able to negotiate with an independent third party for similar equipment and services.

     Mr. Langone is Chairman of the Board of Directors, principal shareholder, President and Chief Executive Officer of Invemed Associates, Inc., an investment firm. During fiscal year 1999, such firm performed certain advisory services for the Company and acted as broker on the repurchase of the Company's shares on the NYSE. Mr. Mebane owns in excess of ten percent (10%) of said firm's equity securities. The fees of $60,000 and commissions of $65,296 paid Invemed Associates, Inc. during the fiscal year ended in 1999 were, in the opinion of Management, fair and reasonable and as favorable to the Company as could have been obtained from unrelated third parties.

     Mr. Eller's son, C.W. Eller, is a controlling stockholder in Advantage Machinery Services, Inc. In fiscal year 1999, the Company paid Advantage Machinery Services, Inc. $2,523,185 for services rendered in moving machinery, erecting said machinery, and for contract labor. In the opinion of Management, the amount paid Advantage Machinery Services, Inc. for the work performed is fair and reasonable and as favorable to the Company as could have been obtained from unrelated third parties.

     The Company, in relation to Mr. Parke's moving from Ireland to the United States to become the President and Chief Operating Officer of the Company, made, with the approval of the Board of Directors, loans to Mr. Parke in the approximate amount of $1,061,951 for use in acquiring a home, making repairs and improvements thereto and other expenses relating to the move of he and his family to the U.S. Of the aforesaid amount, $749,203 was used to purchase the property known as 1510 Edgedale Road, Greensboro, North Carolina, and is evidenced by Mr. and Mrs. Parke's Promissory Note to the Company for said amount, bearing interest at 6% per annum, payable annually beginning December 31, 1999, with the unpaid principal amount of said Note and all accrued and unpaid interest being due and payable in full on May 1, 2002, and secured by a first deed of trust on said property.


                   EXECUTIVE OFFICERS AND THEIR COMPENSATION

     The following table sets forth information for fiscal years ended June 1999, 1998 and 1997, as to compensation paid by the Company and its subsidiaries (for the purpose of this section, collectively referred to as "Company") to the Chief Executive officer ("CEO"); Mr. Kretzer, the President and CEO of the Company resigned effective January 31, 1999, and Mr. Mebane became CEO on January 31, 1999, which position he continues to hold; and the four most highly compensated executive officers for services rendered in all capacities during the last three (3) fiscal years.

                    UNIFI, INC. SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION
                                     -----------------------    OTHER ANNUAL                         ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY      BONUS     COMPENSATION (1)      OPTIONS       COMPENSATION (2)
----------------------------- ------ ----------- ----------- ------------------ ---------------  -----------------
G. Allen Mebane, IV           1999    $800,000    $     --        $ 67,561           20,000(5)        $38,244
Chairman of the Board,        1998    $800,000    $100,000        $140,376               --           $43,031
CEO and Director              1997    $800,000    $300,000        $128,672           20,000(3)        $40,964
William T. Kretzer            1999    $750,000    $     --        $ 48,709           20,000(4)        $ 7,338
President/CEO                 1998    $750,000    $450,000        $ 57,688               --           $30,634
and Director                  1997    $750,000    $450,000        $ 55,735           20,000(3)        $28,360
Brian R. Parke                1999    $341,297    $100,000        $     --           65,000(6)        $35,514
President/COO                 1998    $201,223    $ 90,000        $     --               --           $11,917
and Director                  1997    $196,884    $ 75,000        $     --           10,000(3)        $12,532
Jerry W. Eller                1999    $420,000    $160,000        $ 15,230           15,000(4)        $25,574
Executive Vice Pres.          1998    $400,000    $160,000        $ 14,621               --           $30,206
and Director                  1997    $400,000    $135,000        $     --           15,000(3)        $27,845
Willis C. Moore, III          1999    $310,000    $155,000        $ 19,969           25,000(5)        $17,134
Chief Financial Officer       1998    $300,000    $155,000        $ 21,917               --           $21,642
and Sen. Vice President       1997    $275,000    $140,000        $     --           25,000(3)        $19,267
G. Alfred Webster             1999    $260,000    $145,000        $ 16,772           15,000(5)        $22,794
Executive Vice Pres.          1998    $250,000    $135,000        $     --               --           $27,014
and Director                  1997    $250,000    $115,000        $     --           10,000(3)        $24,739

----------
Footnotes:

(1) As permitted by the Securities and Exchange Commission's rules regarding disclosure of executive compensation in proxy statements, this column excludes perquisites and other personal benefits of the named executive officer if their total cost is less than $50,000. The amounts reported under "Other Annual Compensation" are the approximate incremental cost to the Company of their respective personal travel expense, where applicable.


(2) The components of the amounts shown in this column consists of the following: (i) a director's fee of $4,000 each paid annually to Mr. Mebane, Mr. Kretzer, Mr. Eller, and Mr. Webster, except that in 1999 Mr. Kretzer received director's fees of $2,000; (ii) payments of the Company's portion of the premiums on the split-dollar life and other life insurance in 1999, 1998, and 1997, respectively, amounted to: Mr. Mebane -- $17,640, $17,640 and $17,640; Mr. Kretzer -- $5,338, $5,243 and $5,036; Mr. Parke -- $8,718,
     $7,446 and $1,807; Mr. Eller -- $4,970, $4,815 and $4,521; Mr. Moore --
     $1,210, $1,129 and $788; and Mr. Webster -- $2,190, $1,623 and $1,415;
     (iii) beneficial income from loan forgiveness in 1999, 1998 and 1997 of $10,675, $4,471 and $4,725, respectively; and (iv) allocation of the Company's contribution to the Profit Sharing Plan in 1999, 1998 and 1997, respectively to: Mr. Mebane -- $16,604, $21,391 and $19,324; Mr. Kretzer -- $0, $21,391 and $19,324; Mr. Parke -- $16,121, $0 and $0; Mr. Eller --
     $16,604, $21,391 and $19,324; Mr. Moore -- $15,924, $20,513 and $18,479;
     and Mr. Webster -- $16,604, $21,391 and $19,324. No distributions were made under the Profit Sharing Plan to any of the executive officers.

(3) Options granted under the 1996 Non-Qualified Stock Option Plan which vest in three approximately equal increments.

(4) Options granted under the 1996 Non-Qualified Stock Option Plan which are fully vested.

(5) Options granted under the 1996 Incentive Stock Option Plan which vest in three approximately equal increments.

(6) Includes 15,000 options granted under the 1996 Incentive Stock Option Plan which vest in three approximately equal increments and 50,000 options granted under the 1996 Non-Qualified Stock Option Plan which are fully vested.

                                       8
s

                     EMPLOYMENT AND TERMINATION AGREEMENTS

EMPLOYMENT AGREEMENT WITH MR. MEBANE

     The Company has an Employment Agreement with Mr. Mebane which provides that from July 1, 1990, through June 30, 2000, (the "executive period"). Mr. Mebane would receive a salary of $800,000 per annum, plus such additional compensation and bonuses as may be awarded, from time to time, by the Board of Directors of the Company and is entitled to receive Directors' Fees; and from July 1, 2000, until June 30, 2005, (the "consultant period"), Mr. Mebane would receive annual compensation equal to one-fourth ( 1/4) of the base compensation being paid to him during the last year of his executive employment.


EMPLOYMENT AGREEMENT WITH MR. ELLER

     The Company entered into an Agreement with Mr. Eller under which Mr. Eller's employment would continue for a two-year period commencing on February 1, 1999 and terminating on January 31, 2001 ("Termination Date"). The Termination Date could be accelerated by mutual consent. During his continued employment, he would: (a) receive the same base salary he was receiving on the date of his Agreement, subject to change by the Board of Directors, plus such additional compensation and bonuses as may be awarded to him from time to time;
(b) have the same rights and privileges to participate in any retirement, profit sharing, insurance plans and other benefits provided for other executive officers and key employees; and (c) receive, for his unexercised incentive stock options granted from time to time, new non-qualified stock options, immediately exercisable, for the same number of shares, at the same exercise price, and with the same expiration date as provided in the terminated incentive stock options. Upon his retirement, the Company will: (a) pay to him within ten (10) days the sum of $126,000; (b) pay to him $1,160,000 in 36 equal monthly installments, beginning February 1, 2001; (c) provide Mr. Eller and his family, until he obtains the age of 65, on conditions set forth in said Agreement, the following: (i) medical and dental insurance as provided to executive officers covered by the terms of the Company's Employee Welfare Benefit Plan; and (ii) continue to pay the premiums on the life insurance policies covering Mr. Eller, currently owned by the Company under the split dollar arrangement.


TERMINATION AGREEMENT WITH MR. KRETZER

     Mr. Kretzer resigned as President and Chief Executive Officer of the Company, effective January 31, 1999, and entered into a Termination Agreement. Under the Termination Agreement the Company agreed to: (a) pay Mr. Kretzer for past services the sum of $3,000,000, said amount to be payable in 36 equal monthly installments; (b) pay the sum of $1,000,000 in 36 equal monthly installments for Mr. Kretzer's covenants with respect to disclosure of confidential information and non-competition; (c) provide Mr. Kretzer and his family, until he obtains the age of 65, on conditions set forth in said Agreement, the following: (i) medical and dental insurance as provided to executive officers covered by the terms of the Company's Employee Welfare Benefit Plan; (ii) continue to provide Mr. Kretzer's group life insurance coverage in the amount of $750,000; and (iii) continue to pay the premiums on the life insurance policies covering Mr. Kretzer, currently owned by the Company under the split dollar arrangement.

     In addition to the above, Mr. Kretzer, for his unexercised stock options granted under Unifi, Inc.'s 1992 and 1996 Incentive Stock Option Plans received new stock options under Unifi, Inc.'s 1996 Non-Qualified Stock Option Plan for the same number of unexercised shares at the same exercise price and with the same expiration dates as the above-referenced incentive stock options were granted. Mr. Kretzer also had some unexercised non-qualified stock options granted under Unifi, Inc.'s Non-Qualified Stock Option Plans. The option agreements were amended to provide that upon resignation he would retain the right to exercise the options under the same terms and conditions under which the options were originally issued. Additional information regarding stock options is provided on pages 10-12.


SEVERANCE EMPLOYMENT AGREEMENTS WITH MESSRS. MEBANE, PARKE, ELLER, WEBSTER, MOORE, BROWN AND LITTLE

     The Company has Severance Employment Agreements with Messrs. Mebane, Parke, Eller, Webster, Moore, Brown, and Little. The agreements provide that if said officers' employment is terminated involuntarily, other than by death or disability or cause, or voluntarily, other than for good reason, after a change in control of the Company, such officer may receive certain benefits. The present value of the benefits will be 2.99 times such officers' average annual taxable compensation paid during the five (5) calendar years preceding the change in control of the Company limited to the amount deductible by Unifi, Inc. and as may be subject to excise taxes under the Internal Revenue Code, all as determined by the Company's Independent Certified Public Accountants, whose decision shall be binding upon the Company and the officers. A change in control is deemed to occur if someone acquires twenty percent (20%) or more of the outstanding voting stock of the Company, or if there is a change in the majority of directors under specified conditions within a two (2) year period. The benefits under these contingent employment agreements are, as noted, contingent and therefore not reported under the Summary Compensation Table.

                                OPTIONS GRANTED

     Information concerning grants of options in 1999 is presented in the following table. The options were granted at an exercise price equal to the fair market value of the Company's stock on the date of grant.

                       OPTION GRANTS IN FISCAL YEAR 1999

                                                                               POTENTIAL REALIZED VALUE
                                                                           AT ASSUMED ANNUAL RATES OF STOCK
                             INDIVIDUAL GRANTS                                    PRICE APPRECIATION
                -------------------------------------------              -------------------------------------
                               % OF TOTAL
                 OPTIONS    OPTIONS GRANTED    EXERCISE OR                                           PRESENT
                 GRANTED      TO EMPLOYEES      BASE PRICE   EXPIRATION                               VALUE
NAME               (#)     IN FISCAL YEAR(1)    ($/SHARE)       DATE        5%($)        10%($)       ($)(2)
--------------- --------- ------------------- ------------- ------------ ----------- ------------- -----------
Kretzer(3)       20,000     4.8  %              $ 16.3125    10/22/08     $205,200    $  520,000    $220,800
Mebane(4)        20,000     4.8  %              $ 16.3125    10/22/08     $205,200    $  520,000    $220,800
Eller(5)         15,000     3.6  %              $ 16.3125    10/22/08     $153,900    $  390,000    $165,600
Webster(6)       15,000     3.6  %              $ 16.3125    10/22/08     $153,900    $  390,000    $165,600
Parke(6)         15,000     3.6  %              $ 16.3125    10/22/08     $153,900    $  390,000    $165,600
  (7)            50,000     12.1%               $ 18.750     01/21/09     $589,500    $1,494,000    $630,000
Moore(4)         25,000     6.0  %              $ 16.3125    10/22/08     $256,500    $  650,000    $276,000

----------
Footnotes:

1)   Total amount granted in FY 1999 equals 414,000 (NQSO-105,000 &
     ISO-309,000).


2) The Grant Date Present Value was calculated using the Black-Scholes option valuation model. Assumptions used in the calculation of the Black-Scholes values are as follows: Option Exercise and Stock price on date of grant:
     (NQSO) $16.31 & $18.75 and (ISO) $16.31, respectively Expected Dividend
     Yield: 0% -- Risk-Free Rate: 6.14% -- Term: 10 Years -- Volatility: 47.6%

3) Non-Qualified Stock Options -- The Board of Directors granted non-qualified stock options, exercisable in accordance with the Plan's terms, to Mr. Kretzer upon termination of vested incentive stock options, for the same number of shares, same exercise price, and with the same expiration date as said incentive stock options. Additional information is available on page 11.

4) Incentive Stock Options -- Mr. Mebane received grant of 20,000 shares of which 18,390 shares were incentive stock options and the balance were non-qualified. Mr. Moore received grant of 25,000 shares of which 18,390 shares were incentive stock options and the balance were non-qualified. One-third ( 1/3) of the options vested and were exercisable on 10/22/98, an additional one-third ( 1/3) will vest and be exercisable on 10/22/99 and the final one-third ( 1/3) will vest and be exercisable on 10/22/00.

5) Non-Qualified Stock Options -- The Board of Directors granted non-qualified stock options, exercisable in accordance with the Plan's terms, to replace incentive stock options previously granted to Mr. Eller, for the same number of shares, same exercise price, and with the same expiration date as set forth in incentive stock options upon termination of the same. Additional information is available on page 11.

6) Incentive Stock Options -- One-third ( 1/3) of the options vested and were exercisable on 10/22/98, an additional one-third ( 1/3) will vest and be exercisable on 10/22/99 and the final one-third ( 1/3) will vest and be exercisable on 10/22/00.

7) Non-Qualified Stock Options -- Mr. Parke received grants immediately vested for 50,000 shares exercisable on or after 07/22/99.

                    OPTION EXERCISES AND OPTION/SAR VALUES

     The net value realized upon the exercise in fiscal year 1999 of previously granted options and the number and value of unexercised options are shown in the following table.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR
                                    VALUES

                                          NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                              OPTIONS/SARS             IN-THE-MONEY OPTIONS/SARS
           SHARES ACQUIRED    VALUE            AT YEAR END                  AT YEAR END(1)
             ON EXERCISE     REALIZED ----------------------------- -------------------------------
NAME             (#)           ($)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE(2)
--------- ----------------- --------- ------------- --------------- ------------- -----------------
Kretzer            0            $0       341,000              0        $43,750         $     0
Mebane             0            $0       554,856         13,334        $14,582         $29,168
Eller              0            $0       141,145              0        $32,813         $     0
Webster            0            $0       136,829         10,001        $10,938         $21,875
Parke              0            $0       134,999         10,001        $10,938         $21,875
Moore              0            $0        65,414         16,667        $18,228         $36,459

----------
Footnotes:

1) The fair market value on the Company's fiscal year end, June 27, 1999 was $18.50.

2) Stock Options -- granted under the 1996 Incentive Stock Option Plan on 10/22/98 are subject to a two year vesting schedule. One-third were vested at the time of grant, one-third will vest and be exercisable on 10/22/99 and the final one-third will vest and be exercisable on 10/22/00.


                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     This report of the Compensation Committee ("Committee") of the Board of Directors sets forth the Company's compensation policies with respect to the executives of the Company, including the named executives for whom specific compensation information is reported in the accompanying summary compensation tables.

     The Compensation Committee during fiscal year 1999 was composed of non-employee directors. The Committee determines the compensation of the employee directors as well as other executive officers of the Company. It's duties also include the review of performance and approval of salaries and other types of compensation for senior management of the Company; advising senior management with respect to the range of compensation to be paid to other officers of the Company; and making recommendations to the full Board concerning benefit plans for the Company's directors, officers and employees, the granting of options under the Company's incentive and non-qualified stock option plans, and recommending benefit programs and future objectives and goals of the Company.


COMPENSATION PHILOSOPHY

     One of the Company's primary business objectives is to maximize long-term shareholder returns. To achieve this objective it is necessary to attract, retain and motivate the highest quality management team possible that can conceptualize, strategize and technically implement business development, product development, manufacturing technology, and service programs to generate long-term growth.

     Establishing compensation programs generally and determining the compensation of individual executive officers can be complex matters involving numerous issues and a variety of data. The Company's Compensation Committee ("Committee") and its Board believe that the compensation programs should be flexible to allow judgment and discretion on the part of the Committee. The compensation of the executive officers, including the CEO, is determined on a subjective evaluation, including said officer's past, present and future value to the Company, the performance of the Company contrasted with the economic conditions of the textile market in particular, and the economy in general. The Committee views the compensation in three component parts; base salary, annual cash incentive compensation (collectively, "cash compensation") and stock option grants.

     The Committee at the present time is considering additional ways to attract, retain and motivate executive officers, other officers and key employees by providing incentives directly linked to the profitability of the Company's businesses and the increase in shareowner value.

BASE SALARIES

     The Compensation Committee recommends to the Board of Directors base salaries they think are fair and reasonable for the services rendered by the respective executive officers and necessary to keep him or her from resigning and going to work for some other corporation. Adjustments to base salaries for executives are recommended annually by the Committee, based on individual performances and contributions to the Company's success. All base salary adjustments are approved by the full Board. Mr. Mebane's, Mr. Kretzer's and Mr. Eller's base salaries are covered by Employment Agreements.


ANNUAL CASH INCENTIVE COMPENSATION

     The Company rewards executives based on each fiscal year's results and reflects a balance between overall corporate performance and performance of the specific areas of the Company under the individual's control. The annual cash incentive compensation, in the form of bonuses, are, as previously noted, based on subjective evaluation of the respective executive. Bonuses, if any, recommended by the Committees are subject to the approval of the full Board.

     The annual incentive compensation awarded to the named executives in the Summary Compensation Table other than the Chief Executive Officer averaged 42.06% of base salary compared to 32.86% of base salary in fiscal 1998. The Committees recommended approval of the bonuses to the full Board, noting exceptional performance by Management for the year.


STOCK OPTIONS

     The Company has six stock option plans: the 1996 Incentive Stock Option Plan; the 1996 Non-Qualified Stock Option Plan; the 1992 Incentive Stock Option Plan; the 1987 Non-Qualified Stock Option Plan ("1987 Plan"); the 1982 Incentive Stock Option Plan ("1982 Plan"); and the Unifi Employee Stock option Plan (this Plan was acquired in the Vintage Yarns, Inc. merger) ("USY Plan"). Options can no longer be granted under the 1982 Plan, 1987 Plan or the USY Plan. Upon approval of the 1999 Unifi, Inc. Long-Term Incentive Plan by the shareholders of the Company, no additional stock will be granted under the 1996 Incentive or 1996 Non-Qualified Stock Option Plans.

     Incentive stock options are granted from time to time to key management employees, with an exercise price equal to the fair market value of the shares of the Company's common stock on the date of grant. Non-Qualified Stock Options are granted from time to time to directors who are not employees of the Company (outside directors), officers and other key employees by the Board of Directors on the recommendation of the Compensation Committee or other committees as the Board of Directors may designate. Non-Qualified Stock Options may be granted at such exercise price as the Board of Directors deems appropriate; however, to date all options have been granted with an exercise price equal to the fair market value of the shares of the Company's common stock on the date of grant.

     The optionee will receive value from the grants only if the market value of such shares increase. Because the compensation element of options is dependent upon increase over time in the market value of such shares, stock options represent compensation that is tied to the Company's long-term performance for periods of up to ten (10) years (the period during which such option may be exercised). Compensation in the form of stock options serves to align the interest of the optionee directly with the interest of the Company's shareholders.


1999 COMPENSATION FOR CHIEF EXECUTIVE OFFICER

     Mr. Kretzer, the President and Chief Executive Officer ("CEO"), resigned effective January 31, 1999, and Mr. Mebane became CEO of the Company. Compensation paid to Mr. Kretzer as CEO during the fiscal year was based on the same factors generally applicable to compensation paid to other executives of the Company. Mr. Kretzer's base salary was $750,000 (as provided in his Employment Agreement). He did not receive any cash incentive bonus compensation in the fiscal year.

     Compensation paid to Mr. Mebane as CEO during the fiscal year was based on the same factors generally applicable to compensation paid to other executives of the Company. Mr. Mebane's base salary was $800,000 (as provided in his Employment Agreement). He did not receive any cash incentive bonus compensation in the fiscal year.

COMMITTEE'S JUDGMENT

     It is the judgment of the Committee that in 1999, and for the three fiscal years ending June 27, 1999, the total compensation to the executives was appropriate for the performance of the Company and to retain and motivate such executives in the future. The foregoing report has been furnished by the members of the following Committee:

                            COMPENSATION COMMITTEE:
                            Donald F. Orr
                            Charles R. Carter
                            Kenneth G. Langone


            PERFORMANCE GRAPH -- SHAREHOLDER RETURN ON COMMON STOCK


                 COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG
               UNIFI, INC., NYSE MARKET INDEX AND MG GROUP INDEX

     (PERFORMANCE GRAPH APPEARS HERE. SEE THE TABLE BELOW FOR PLOT POINTS.)


COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG UNIFI, INC., MEDIA
                            GENERAL TEXTILE AND THE
                 NEW YORK STOCK EXCHANGE MARKET VALUE INDICES


COMPANY                                 JUNE 1994    JUNE 1995    JUNE 1996    JUNE 1997    JUNE 1998    JUNE 1999
-------------------------------------- -----------  -----------  -----------  -----------  -----------  ----------
Unifi, Inc.                             $ 100.00     $ 104.26     $ 124.83     $ 166.08     $ 156.50    $  84.53
Media General Textile Group             $ 100.00     $  99.18     $ 108.68     $ 134.57     $ 138.13    $  97.87
New York Stock Exchange Market Value    $ 100.00     $ 119.37     $ 149.34     $ 195.08     $ 248.59    $ 282.59

----------
* Assumes $100 invested in the common stock of Unifi, Inc. and comparison groups on June 30, 1994. Assumes reinvestment of dividends.

PROPOSAL NO. 2                   1999 UNIFI, INC.
                           LONG-TERM INCENTIVE PLAN

     The Board of Directors has approved and recommended the adoption of the Unifi, Inc. Long-Term Incentive Stock Plan (the "Plan"), subject to approval by the Company's shareowners.

     The purpose of the Plan is to enable the Company and its subsidiaries and other Affiliates (as defined in the Plan) to attract, retain and motivate officers, employees and non-employee directors, and to provide the Company and its Affiliates with the ability to provide incentives directly linked to the profitability of the Company's businesses and increases in shareowner value and the enhancement of performance relating to customers.

     Set forth below is a summary of certain important features of the Plan. This summary is qualified in its entirety by reference to the actual plan attached hereto as Exhibit A. The Plan, if adopted by the shareholders of the Company, will be effective as of July 1, 1999.

     ADMINISTRATION. The Plan will be administered by the Compensation Committee ("Committee") of the Company or such other committee of the Board as the Board may from time to time designate, which Committee will be composed of not less than two "disinterested persons" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 who also qualify as "outside directors" for purposes of Section 162(m) of the Code. Among other things, the Committee will have the authority, subject to the terms of the Plan, to select officers, employees and non-employee directors, to whom awards may be granted, to determine the type of award as well as the number of shares of Common Stock to be covered by each award, and to determine the terms and conditions of any such awards. The Committee also will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it deems advisable, to interpret the terms and provisions of the Plan and any awards issued thereunder and to otherwise supervise the administration of the Plan. All decisions made by the Committee pursuant to the Plan will be final and binding.

     ELIGIBILITY. Officers and salaried employees of the Company and its Affiliates designated by the Committee who are responsible for or contribute to the management, growth and profitability of the Company and non-employee directors of the Company are eligible to be granted awards under the Plan.

     PLAN FEATURES. The Plan authorizes the issuance of up to 6,000,000 shares of Common Stock pursuant to the grant or exercise of stock options, including incentive stock options ("ISOs"), nonqualified stock options ("NQSO"), and restricted stock, but not more than 3,000,000 shares may be issued as restricted stock and no single participant may be granted awards pursuant to the Plan covering in excess of 1,500,000 shares in any three consecutive years. Subject to the foregoing limits, the shares available under the Plan can be divided among the various types of awards and among the participants as the Committee sees fit. The shares subject to grant under the Plan are to be made available from authorized but unissued shares or from treasury shares as determined from time to time by the Board. Awards may be granted for such terms as the Committee may determine, except that the term of an ISO may not exceed ten years from its date of grant. No awards outstanding on the termination date of the Plan will be affected or impaired by such termination.

     SHARE REPURCHASE PROGRAM. In conjunction with the issuance of Common Stock under the Plan and in an effort to minimize dilution to existing shareholders, the Committee will suggest that the Company repurchase shares of Common Stock equivalent to the number of shares issued under the Plan. The Company currently has the remaining authorization from the Board of Directors to repurchase 7.9 million shares of its common stock pursuant to a resolution dated October 21, 1993 and amended on July 16, 1998. The Company will operate its stock buy-back from time to time as it deems appropriate, based on prevailing financial and market conditions.


DESCRIPTION OF AWARDS

     As indicated above, several types of stock-related grants can be made under the Plan. A SUMMARY OF THESE GRANTS IS SET FORTH BELOW:

     STOCK OPTIONS. The Plan authorizes the Committee to grant options to purchase Common Stock at an exercise price (the "option price") which cannot be less than 100% of the fair market value of such stock on the date of grant. Each option will expire at such time as the Committee determines at the time of grant, provided, however, that no incentive stock option may be exercised later than the 10th anniversary date of its grant, to the extent the aggregate fair market value of stock with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000 such option shall be treated as NQSO to the extent required by
Section 422 of the Code.

     The Plan permits the exercise price of an option to be paid in cash at the time of such exercise by tendering shares of stock either by actual delivery or shares by attestation, with such shares valued at fair market value or in any combination thereof, or by authorization of a third party to sell shares of stock acquired upon exercise of the option and remit to the Company sufficient portions of the sales price to pay the entire exercise price and any tax withholding resulting from such exercise, all as determined by the Committee.

     Options may be granted either as ISOs or NQSOs. The principal difference between such options is their tax treatment. See " -- FEDERAL INCOME TAX CONSEQUENCES."

     In the event the employment of a participant is terminated by reason of death, disability or retirement, any outstanding options held by the participant shall become immediately exercisable unless the Committee determines otherwise. Any such outstanding options will be forfeited on the expiration date of such option or within three years after such date of termination, which ever period is shorter. Unless the Committee determines otherwise, if the employment of a participant shall terminate for any reason other than death, disability or retirement, the then outstanding but unexercised options granted to such participant will be forfeited upon such termination of employment.

     RESTRICTED STOCK. The Plan authorizes the Committee to grant restricted stock to individuals with such restriction periods as the Committee may designate. The Committee may, prior to granting shares of restricted stock, designate certain participants as "Covered Employees" upon determining that such participants are or are expected to be "covered employees" within the meaning of Section 162(m)(3) of the Code, and will provide that the issuance of certain restricted stock awards to these Covered Employees is contingent upon achieving performance goals established by the Committee within the time period prescribed by Section 162(m) of the Code.

     The Committee may impose restrictions on any stock awards ("Restricted Stock") granted under the Plan as it may deem advisable, including without limitation, continuous service requirements and/or achievements or performance goals. The provisions of restricted stock awards (including any applicable Performance Goals) need not be the same with respect to each participant. During the restriction period, the Committee may require that the stock certificates evidencing such restricted shares be held by the Company. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Other than these restrictions on transfer and any other restrictions the Committee may impose, the participant will have all the rights of a holder of stock holding the class or series of stock that is the subject of the restricted stock award.

     Performance-Based Awards, certain benefits granted under the Plan, are subject to attainment of certain performance goals. The performance goals are determined and established annually by the Committee in its sole discretion, and shall be based on business criteria that applies to the Company as a whole such as earnings per share, net income, return on assets, or return on equity. At the time of establishing a performance goal, the Committee shall specify the manner in which the performance goal shall be calculated. In so doing, the Committee may exclude the impact of certain specified events from the calculation of the performance goal. Such performance goals also may be based on the attainment of specified levels of performance of the Company or one or more Affiliates under one or more measures described above relative to the performance of other corporations. Performance goals based on the foregoing factors are hereinafter referred to as "Performance Goals." With respect to Covered Employees, all Performance Goals must be objective performance goals satisfying the requirements for "performance based compensation" within the meaning of Section 162(m)(4) of the Code.

     DURATION, AMENDMENT AND DISCONTINUANCE. The Plan will terminate on June 30, 2009. Awards outstanding as of such date will not be affected or impaired by the termination of the Plan. The Plan may be amended, altered or discontinued by the Board, but no amendment, alteration or discontinuance may be made which would (i) impair the rights of an optionee under an option or a restricted stock award previously granted without the optionee's or recipient's consent, except such an amendment made to qualify the Plan for the exemption provided by Rule 16b-3 or (ii) disqualify the Plan from the exemption provided by Rule 16b-3. Except as expressly provided in the Plan, the Plan may not be amended without shareowner approval to the extent such approval is required by law or agreement. The Committee also may amend the terms of any option or other award previously granted, except that (i) no such amendment shall impair the rights of any holder without the holder's consent except such an amendment made to cause the Plan or award to qualify for the exemption provided by Rule 16b-3 and (ii) no such amendment shall lower the option exercise price of an option other than in certain specified instances involving a change in capitalization or similar transaction.

TRANSFERRABILITY

     Options under the Plan are not transferrable other than as designated by the participant by Will or other law of descent and distribution and during the participant's life may be exercisable only by the participant.


LOANS

     The Company may make loans to a participant in connection with restricted stock awards, subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose from time to time, including without limitation, the rate of interest, if any. No loan made under the Plan shall exceed the sum of: the aggregate price payable with respect to the award in relation to which such loan is made plus the amount of the reasonable estimated combine amounts of federal and state income tax payable by the participant.

     CHANGES IN CAPITALIZATION; CHANGE OF CONTROL. The Plan provides that, in the event of a change of control (as defined in the Plan which is attached hereto as Exhibit "A") of the Company (i) any stock options outstanding as of the date of the change of control which are not then exercisable and vested will become fully exercisable and vested, (ii) the restrictions applicable to restricted stock will lapse and such restricted stock shall become free of all restrictions and fully vested. However, if settlement in cash would disqualify a transaction from pooling-of-interests accounting treatment, the Committee may substitute stock.

     FEDERAL INCOME TAX CONSEQUENCES. The following discussion is intended only as a brief summary of the federal income tax rules relevant to stock options and restricted stock units. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

     NQSOS. Upon the grant of a nonqualified option, the optionee will not recognize any taxable income and the Company will not be entitled to a deduction. Upon the exercise of such an option, the excess of the fair market value of the shares acquired on the exercise of the option over the option price (the spread), will constitute compensation taxable to the optionee as ordinary income. In determining the amount of the spread or the amount of consideration paid to the optionee, the fair market value of the stock on the date of exercise is used. The Company, in computing its federal income tax, will generally be entitled to a deduction in an amount equal to the compensation taxable to the optionee.

     ISOS. An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includible in alternative minimum taxable income, and thereby may subject the optionee to the alternative minimum tax. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of his ISO with which to pay such tax.

     Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO after the later of (i) two years from the date of grant of the ISO or
(ii) one year after the transfer of the shares to the optionee (the "ISO Holding Period"), the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock's selling price and the exercise price. The Company is not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO Holding Period is satisfied. Different rules apply if the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO Holding Period.

     RESTRICTED STOCK. A participant who is granted restricted stock may make an election (a "Section 83(b) election") to have the grant taxed as compensation income at the date of receipt, with the result that any future appreciation (or depreciation) in the value of the shares of stock granted shall be taxed as capital gain (or loss) upon a subsequent sale of the shares. Any such Section 83(b) election must be made and filed with the IRS within 30 days of receipt in accordance with the regulations under Section 83(b) of the Code. If the participant does not make a Section 83(b) election, then the grant will be taxed as compensation income at the full fair market value on the date that the restrictions imposed on the shares expire. Unless a participant makes a Section 83(b) election, any dividends paid on stock subject to the restrictions are compensation income to the participant and compensation expense to the Company. The Company is generally entitled to an income tax deduction for any compensation income taxed to the participant, subject to the provisions of Section 162(m) of the Code.

     NEW PLAN BENEFITS. It cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any persons or group of persons under the Plan if the Plan is adopted. Such determinations as to allocations are subject to the discretion of the Committee and as to receipt of payouts is dependent on future performance.

     VOTE REQUIRED. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES ENTITLED TO BE CAST BY THE HOLDERS OF THE SHARES OF THE COMPANY'S COMMON STOCK REPRESENTED AT THE ANNUAL MEETING AND ENTITLED TO VOTE THEREON IS REQUIRED TO APPROVE THE PLAN WITH RESPECT TO SECTION 162(M) OF THE CODE. ABSENTIONS FROM VOTING ON THIS MATTER WILL BE TREATED AS VOTES AGAINST, WHILE BROKER NON-VOTES, IF ANY, WILL BE TREATED AS SHARES NOT VOTED. SUCH VOTE WILL ALSO SATISFY THE SHAREOWNER APPROVAL REQUIREMENTS OF THE NEW YORK STOCK EXCHANGE AND SECTION 422 OF THE CODE WITH RESPECT TO THE GRANT OF ISOS.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PLAN.


                            NEW YORK STOCK EXCHANGE

     Unifi, Inc.'s Common Stock trades on the New York Stock Exchange (NYSE) under the symbol "UFI", with the closing price of said stock on September 13, 1999, being $15.00 per share.


                     INFORMATION RELATING TO THE COMPANY'S
                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Ernst & Young LLP, the Company's Independent Certified Public Accountants for fiscal year ended June 27, 1999, is expected to be present at the shareholders' meeting, at which time a representative will have an opportunity to make a statement if he/she so desires and to answer appropriate questions from shareholders.


                         COMPLIANCE WITH SECTION 16(A)
                      OF THE SECURITIES AND EXCHANGE ACT

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and any person who owns more than ten percent of the Company's stock, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of common stock. Such persons are required by the SEC's regulations to furnish the Company with copies of all Section 16(a) reports they filed.

     To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representation that no other reports were required, all such Section 16(a) filing requirements have been made during fiscal year ended June 27, 1999.


                             SHAREHOLDER PROPOSALS

     Proposals which shareholders intend to present at the Company's 2000 Annual Meeting of the Shareholders pursuant to Rule 14a-8 promulgated under the Securities and Exchange Act of 1934, as amended, and wish to have included in the Company's proxy materials must be received by the Company no later than May 21, 2000. If a proponent fails to notify the Company by August 8, 1999 of a non-Rule 14a-8 shareholder proposal which it intends to submit at the Company's 1999 Annual Meeting of the Shareholders, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the proxies named therein to vote with respect to such matter.

                                 OTHER MATTERS

     The Management of the Company is not aware of any other matters which may be presented for action at the meeting other than those set forth herein. However, should any other matter requiring the vote of the shareholders arise, it is intended that shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

                                        By Order of the Board of Directors




                                        /s/ CLIFFORD FRAZIER, JR.
                                        CLIFFORD FRAZIER, JR.
                                        SECRETARY

Greensboro, North Carolina
September 21, 1999

                                                                    EXHIBIT "A"


                               1999 UNIFI, INC.
                           LONG-TERM INCENTIVE PLAN
                                   SECTION I

                                    GENERAL

     1.1 PURPOSE. The 1999 Unifi, Inc. Long-term Incentive Plan (the "Plan") has been established by Unifi, Inc. and its related subsidiary companies (the "Company") to: (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants' interests with those of the Company's other shareholders through compensation that is based on the Company's common stock; and thereby promote the long-term financial interest of the Company, including the growth in value of the Company's equity and enhancement of long-term shareholder return.

     1.2 PARTICIPATION. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals, those persons who will be granted one or more Awards under the Plan, and thereby become "Participants" in the Plan. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of Awards outstanding under the Plan, or any other plan or arrangement of the Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company ).

     1.3 OPERATION, ADMINISTRATION, AND DEFINITIONS. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section IV (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section VII of the Plan).


                                  SECTION II

                                    OPTIONS

     2.1 DEFINITIONS. The grant of an "Option" entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Options granted under this Section II may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee. An "Incentive Stock Option" is an Option that is intended to satisfy the requirements applicable to an "incentive stock option" described in Section 422(b) of the Code. A "Non-Qualified Option" is an Option that is not intended to be an "incentive stock option" as that term is described in Section 422(b) of the Code.

     2.2 EXERCISE PRICE. The "Exercise Price" of each Option granted under this
Section II shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted; except that the Exercise Price shall not be less than 100 percent of the Fair Market Value of a share of Stock as of the Pricing Date. For purposes of the preceding sentence, the "Pricing Date" shall be the date on which the Option is granted, except that the Committee may provide that: (i) the Pricing Date is the date on which the recipient is hired or promoted (or similar event), if the grant of the Option occurs not more than 90 days after the date of such hiring, promotion or other event; and (ii) if an Option is granted in tandem with, or in substitution for, an outstanding Award, the Pricing Date is the date of grant of such outstanding Award.

     2.3 $100,000 LIMITATION. To the extent that the aggregate fair market value of Stock with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any fiscal year (under all plans of the Company) exceeds $100,000, such options shall be treated as Non-Qualified Stock Options, to the extent required by Section 422 of the Code.


     2.4 EXERCISE. An Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee provided, however, incentive stock options must be exercised within 10 years of the date of grant or are forfeited to the extent required by Section 422 of the Code.

     2.5 PAYMENT OF OPTION EXERCISE PRICE. The payment of the Exercise Price of an Option granted under this Section II shall be subject to the following:

      A. Subject to the following provisions of this subsection 2.5, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.5(c), payment may be made as soon as practicable after the exercise).

      B. The Exercise Price shall be payable in cash or by tendering shares of Stock (by either actual delivery of shares or by attestation, with such shares valued at Fair Market Value as of the day of exercise), or in any combination thereof, as determined by the Committee.

      C. The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

     2.6 SETTLEMENT OF AWARD. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of an Option as the Committee determines to be desirable.

     2.7 RELOAD OPTIONS. At the discretion of the Committee, Options granted under the Plan may include a so-called "reload" feature pursuant to which a Participant exercising an Option by the delivery of a number of shares of Stock in accordance with paragraph 2.5(b) hereof would automatically be granted an additional Option (with an exercise price equal to the Fair Market Value of the Stock on the date the additional Option is granted and with the same expiration date as the original Option being exercised, and with such other terms as the Committee may provide) to purchase that number of shares of Stock equal to the number delivered to exercise the original Option.


                                  SECTION III

                              OTHER STOCK AWARDS

     3.1 DEFINITION. A Stock Award is a grant of shares of Stock or of a right to receive shares of Stock (or their cash equivalent or a combination of both) in the future.

     3.2 RESTRICTIONS ON STOCK AWARDS. The Committee may impose such restrictions on any Stock Awards (including shares of restricted stock) granted under the Plan as it may deem advisable, including, without limitation, continuous service requirements and/or achievement of performance goals. The provisions of restricted stock awards (including any applicable Performance Goals) need not be the same with respect to each participant. During the restriction period, the Committee may require that the stock certificates evidencing such restricted shares be held by the Company. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Other than these restrictions on transfer and any other restrictions the Committee may impose, the participant will have all the rights of a holder of stock holding the class or series of stock that is the subject of the restricted stock award.


     Performance-Based Awards, certain benefits granted under the Plan, are subject to attainment of certain performance goals. The performance goals are determined and established annually by the Committee in its sole discretion, and shall be based on business criteria that applies to the Company as a whole, such as earnings per share, net income, return on assets, or return on equity. At the time of establishing a performance goal, the Committee shall specify the manner in which the performance goal shall be calculated. In so doing, the Committee may exclude the impact of certain specified events from the calculation of the performance goal. Such performance goals also may be based on the attainment of specified levels of performance of the Company or one or more Affiliates under one or more of the measures described above relative to the performance of other corporations. Performance goals based on the foregoing factors are hereinafter referred to as "Performance Goals". With respect to Covered Employees, all Performance Goals must be objective performance goals satisfying the requirements for "performance based compensation" within the meaning of Section 162(m)(4) of the Code, and shall be set by the Committee within the time prescribed by Section 162(m) and related regulations.

     In the event the employment of a Participant is terminated because of normal retirement, disability or death, any remaining period of restriction applicable to a Stock Award shall automatically terminate. Unless the Committee determines otherwise, in the event that such employment is terminated for any other reason during the period of restriction, then any shares still subject to restrictions at the date of such termination of employment shall automatically be forfeited and returned to the Company.


                                  SECTION IV

                         OPERATION AND ADMINISTRATION

     4.1 EFFECTIVE DATE. Subject to the approval of the shareholders, the Plan shall be effective as of July 1, 1999 (the "Effective Date").

   4.2 SHARES SUBJECT TO PLAN.

      A. (i) Subject to the following provisions of this subsection 4.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of 6,000,000 shares of Stock.

       (ii) Any shares of Stock granted under the Plan that are forfeited because of the failure to meet an Award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

      (iii) If the Exercise Price of any stock option granted under the Plan or any Prior Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

      (iv) Shares of Stock delivered under the Plan in settlement, assumption or substitution of outstanding Awards (or obligations to grant future Awards) under the plans or arrangements of another entity shall not reduce the maximum number of shares of Stock available for delivery under the Plan, to the extent that such settlement, assumption or substitution as a result of the Company acquiring another entity (or an interest in another entity).

      B. Subject to paragraph 4.2C, the following additional maximums are imposed under the Plan.

       (i) The maximum number of shares of Stock that may be issued by Options intended to be Incentive Stock Options shall be 6,000,000 shares.

       (ii) The maximum number of shares of Stock that may be issued in conjunction with Awards granted pursuant to Section III (relating to Stock Awards) shall be 3,000,000 shares.

      (iii) The maximum number of shares that may be covered by Awards granted to any one individual pursuant to Section II (relating to Options) shall be 1,500,000 shares during any three consecutive fiscal years.

      C. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include adjustment of: (i) the number and kind of shares which may be delivered under the Plan; (ii) the number and kind of shares subject to outstanding Awards; and (iii) the Exercise Price of outstanding Options; as well as any other adjustments that the Committee determines to be equitable.

     4.3 LIMIT ON DISTRIBUTION. If the Stock is at the time listed or admitted to trading on any stock exchange or over-the-counter market, distribution of shares of stock or other amounts under the Plan shall be subject to the following:

      A. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

      B. To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificate basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

     4.4 TAX WITHHOLDING. Whenever the Company proposes or is required to distribute Stock under the Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy the minimum tax withholding requirements. Whenever under the Plan payments are to be made in cash, such payments may be net of an amount sufficient to satisfy any Federal, state and local minimum tax withholding requirements.

     4.5 PAYMENT SHARES. Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, including integration with annual bonus plans and matching share for share the portion of annual bonuses paid in stock, grants or rights earned or due under any other compensation plans or arrangements of the Company, including the plans and arrangements of the Company acquiring another entity (or an interest in another entity).

     4.6 DIVIDENDS AND DIVIDEND EQUIVALENTS. An Award may provide the Participant with the right to receive dividends or dividend equivalent payments with respect to Stock which may be either paid currently or credited to an account for the Participant, and may be settled in cash or Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

     4.7 PAYMENTS. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies, as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Stock equivalents.


     4.8 TRANSFERABILITY. Awards under the Plan are not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant's life, may be exercised only by the Participant.

     4.9 ACCELERATION. Subject to the provisions of paragraph 4.2C, and except otherwise provided in the Plan or the Agreement reflecting the applicable Award, upon the occurrence of a Change in Control:

      (a) All outstanding Options shall become fully exercisable.

      (b) All Stock Awards shall become fully vested.

     4.10 FORM AND TIME OF ELECTIONS. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

     4.11 AGREEMENT WITH COMPANY. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company (the "Agreement") in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

   4.12 LIMITATION OF IMPLIED RIGHTS.

      A. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company. Nothing contained in the Plan shall constitute a guarantee that the assets of such Company shall be sufficient to pay any benefits to any person.

      B. The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company, nor any right or claim to any benefit under the

   Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

     4.13 EVIDENCE. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information that the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

     4.14 ACTION BY COMPANY OR RELATED COMPANY. Any action required or permitted to be taken by the Company shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the company.

     4.15 GENDER AND NUMBER. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

     4.16 GOVERNING LAW. This Plan shall be governed by North Carolina law except to the extent such law is preempted by federal law.


                                   SECTION V

                                   COMMITTEE

     5.1 ADMINISTRATION. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the "Committee") in accordance with this Section V.

     5.2 SELECTION OF COMMITTEE. The Committee shall be the Compensation Committee and shall be selected by the Board and consist of two or more Outside Directors of the Board.

     5.3 POWERS OF COMMITTEE. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

      A. Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section VI) to cancel or suspend Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the individual, the individual's present and potential contribution to the Company's success and such other factors as the Committee deems to relevant.

      B. Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Code ss.162(m), and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

      C. The Committee will have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

      D. The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

      E. Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding.

      F. Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted and is expressly stated in the Agreement reflecting the Award).

      G. In controlling and managing the operation and administration of the Plan, the Committee shall act by majority of its then members, by meeting or by writing filed without a meeting. The Committee shall maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide.

      H. The Committee/Company may make loans to a Participant in connection with Awards subject to the following terms and conditions and such other terms and conditions not inconsistent with the Plan as the Committee shall impose from time to time, including without limitation the rate of interest, if any, and whether such loan shall be recourse or non-recourse. No loan made under the Plan shall exceed the sum of (i) the aggregate price payable with respect to the Award in relation to which the loan is made, plus (ii) the amount of the reasonably estimated combined amounts of federal and state income taxes payable by the Participant.

     5.4 DELEGATION BY COMMITTEE. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

     5.5 INFORMATION TO BE FURNISHED TO COMMITTEE. The Company shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company as to an employee's or Participant's employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information, as the Committee considers desirable to carry out the terms of the Plan.


                                  SECTION VI

                           AMENDMENT AND TERMINATION

     This Plan shall terminate ten years from the Effective Date (the "Termination Date"). The Board may, at any time, prior to the Termination Date amend or terminate the Plan, provided that, subject to subsection 4.2C, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board.


                                  SECTION VII

                                 DEFINED TERMS

     For purposes of the Plan, the terms listed below shall be defined as follows:

      A. AWARD. The term "Award" shall mean any award or benefit granted to any Participant under the Plan, including, without limitation, the grant of Options and Stock Awards.

      B. BOARD. The term "Board" shall mean the Board of Directors of the Company.

      C. CHANGE IN CONTROL. Change in control shall be deemed to have occurred if: i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted to cash, securities or other property, other than a merger of the Company in which the holders of the Company's stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer other than to a subsidiary (in one transaction or a series of transactions) of all, or substantially all, of the assets of the Company; or ii) the shareholders of the Company approved any plan or proposal for the liquidation or dissolution of the Company; iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the Rule 13d-3 under the Exchange Act)of twenty percent (20%) or more of the Company's outstanding common stock; or iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period.

      D. CODE. The term "Code" means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provisions of the Code.

      E. ELIGIBLE INDIVIDUAL. For purposes of the Plan, the term "Eligible Individual" shall mean any employee of the Company, and any director, consultant or other person providing key services to the Company.

      F. FAIR MARKET VALUE. For purposes of determining the "Fair Market Value" of a share of Stock, the following rules shall apply:

           (i) If the Stock is at the time listed or admitted to trading on any stock exchange, then the "Fair Market Value" shall be the mean between the lowest and highest reported sale prices of the Stock on the date in question on the principal exchange on which the Stock is then listed or admitted to trading. If no reported sale of Stock takes place on the date in question on the principal exchange, then the mean between the lowest and highest reported sale prices of the Stock on the closest date prior to the date in question on the principal exchange shall be determinative of "Fair Market Value."

           (ii) If the Stock is not at the time listed or admitted to trading on a stock exchange, the "Fair Market Value" shall be the mean between the lowest and highest reported sale prices of the Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Stock in such market.

          (iii) If the Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the "Fair Market Value" shall be as determined in good faith by the Committee.

      G. OUTSIDE DIRECTOR. The term "Outside Director" means a member of the Board who satisfies the requirements for an outside director as provided in Code ss.162(m) and non-employee director as provided in ss.16(b) of the Securities Exchange Act of 1934.

      H. STOCK. The term "Stock" shall mean shares of common stock of the Company. No fractional shares of the Company's common stock will be issued under the 1999 Long-Term Incentive Plan.

      I. COMMISSION. The term "Commission" means the Securities and Exchange Commission or any successor agency.

      J. RULE 16B-3. The term "Rule 16b-3" means Rule 16b-3, as promulgated by the Commission under Rule 16b of the Exchange Act, as amended from time to time.

      K. SECTION 162(M). The term "Section 162(m)" means Section 162(m) of the Code, as amended from time to time.

********************************************************************************
                                    APPENDIX


                                   UNIFI, INC.

                        ANNUAL MEETING, OCTOBER 21, 1999


             PLEASE DATE, SIGN AND DETACH THE PROXY CARD BELOW, AND
               RETURN IN THE ENCLOSED BUSINESS REPLY ENVELOPE TO:


                                   UNIFI, INC.
                          C/O FIRST UNION NATIONAL BANK
                                PROXY TABULATION
                                 P.O. BOX 217950
                            CHARLOTTE, NC 28254-3556








                      (arrow) FOLD AND DETACH HERE (arrow)
   -----------------------------------------------------------------------------
    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED FOR THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED, IN WHICH CASE THE PROXY WILL BE VOTED AS SPECIFIED.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated September 21, 1999, and the Proxy Statement furnished therewith.

      Dated this ____ day of __________, 1999.



                                            ______________________________(SEAL)




                                            ______________________________(SEAL)


                                            NOTE: Signature should agree with
                                            name on stock certificate as
                                            printed hereon. Executors,
                                            administrators, trustees and other
                                            fiduciaries should so indicate when
                                            signing. If the signer is a
                                            corporation, please sign in full
                                            corporate name, by duly authorized
                                            officer.


                                            THIS PROXY IS SOLICITED ON BEHALF
                                            OF THE BOARD OF DIRECTORS. PLEASE
                                            DATE, SIGN AND RETURN THIS PROXY.
                                            THANK YOU.

                      (arrow) FOLD AND DETACH HERE (arrow)
   -----------------------------------------------------------------------------
  The undersigned hereby appoints Willis C. Moore, III and C. Clifford
  Frazier, Jr., or either of them, with full power of substitution, as attorneys and proxies to represent and vote all shares of Unifi, Inc. Common Stock which the undersigned is entitled to vote at the Annual Meeting of the Shareholders to be held at the corporation's Plant T-5 facility at 1641 Shacktown Road, in Yadkinville, North Carolina, on Thursday, October 21,
  1999, at 10:00 A.M. Eastern Daylight Savings Time, and any adjournment or adjournments thereof as follows:

     PROPOSAL NO. 1 -- Election of Directors
              [ ] To vote FOR all nominees listed below        [ ] WITHHOLD AUTHORITY to vote for
                (except as marked to the contrary below)        all nominees listed below

NOMINEES: Charles R. Carter, Kenneth G. Langone, Jerry W. Eller, Brian R. Parke and Sir Richard Greenbury.

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


     -------------------------------------------------------------------------

(2) PROPOSAL NO. 2 -- Proposal to approve the 1999 Unifi, Inc. Long-Term Incentive Plan.


            [ ] FOR             [ ] AGAINST              [ ] ABSTAIN

  The undersigned hereby authorizes the proxies, in their discretion, to vote on any other business which may properly be brought before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.